FOR IMMEDIATE RELEASE

Ann Parker, Director Investor Relations (T) 605-988-1000 ann.parker@lodgenet.com	Mike Smargiassi Brainerd Communicators (T) 212-986-6667 smarg@braincomm.com

LODGENET REPORTS RESULTS FOR SECOND QUARTER 2003

- Revenue up 6.3% to a Record $62.4 Million -
- Revenue Per Room up 1.5% During Quarter Despite 3.4% Reduction in Occupancy -
- Digital Systems Deployed in 324,000 Rooms – 36% of Interactive Room Base -
- Over 971,000 Rooms Served Worldwide -

     SIOUX FALLS, SD, July 16, 2003 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported its 39th consecutive increase in comparative quarterly revenue. Revenue in the second quarter of 2003 increased 6.3 percent to $62.4 million in comparison to the second quarter of 2002. Operating income was $2.1 million this year versus $2.4 million a year earlier. Net loss in the second quarter of 2003 was $13.3 million, which includes a charge of $7.1 million related to the early retirement of the Company’s 10.25% Senior Notes in June.

     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended June 30,

	2003	2002

Total revenue	$62,404	$58,701
Operating income	2,056	2,419
Operating income exclusive of depreciation and amortization	21,789	21,318
Loss on early retirement of debt	(7,061)	–
Net loss	(13,256)	(5,701)
Net loss per common share	$(1.07)	$(0.46)
Average shares outstanding	12,431,214	12,381,234

-more-

LodgeNet Q2 2003 Earnings 2-2-2-2

     “Our second quarter results continue to reflect the strength of our business model and the increasing positive influence of our new digital platform which is now installed in greater than one-third of our interactive room base,” said Scott C. Petersen, President and CEO. “Once again, we posted healthy top line revenue growth, despite continued softness across the lodging industry. During the quarter, average revenue per room was up 1.5%, even as the occupancy levels decreased by 230 basis points or 3.4% over last year because of the Iraqi War and the generally sluggish economy.”

     “Given the soft economic conditions, we continued to operate the company in a conservative manner,” said Gary H. Ritondaro, Senior Vice President and CFO. “During the quarter, we reduced per-room cash operating expenses to $4.73, a 4.6% reduction over the second quarter of last year. A significant driver of this reduction was our SG&A expense, which at 7.8% of revenue, was below the eight percent threshold for the first time in our company history. Additionally, we reduced the level of additional investment in property and equipment by $4.3 million over the first quarter of this year to maintain a healthy balance sheet during these uncertain economic times. Cash flow from operations covered all but $3.7 million of our investment activity during the quarter – a substantial improvement over the $11.1 million gap during the second quarter one year ago.”

     “Our new digital platform continues to positively impact our company’s growth prospects and financial results, continued Petersen. “Demand for our new digital television services from the hotel industry has been robust and we expect that to continue with the recent launch of our SigNETureTVsm platform configuration. Additionally, the new digital platform and its expanded scope of content is continuing to produce substantial growth in usage by guests. Digital revenue per room for the first six months of this year was 39% higher than the revenues generated via our traditional analog system. Now installed in 36% of our guest pay room base, we anticipate bringing digital penetration to 43% by the end of 2003 and 55% by the end of next year. We believe we are well poised for significant growth in revenue and cash flow, as occupancy levels recover and we drive incremental operating leverage through our business model.”

     “Our recent $200 million senior note transaction and the associated modifications to our secured bank credit facility have reduced our cost of capital and have given us greater financial flexibility to manage our business during these uncertain times,” continued Ritondaro. “We remain committed to meeting our goal of generating net free cash flow after all capital expenditures for the second half of the year. We believe we have built a business that generates predictable cash flows over the long-term.”

RESULTS FROM OPERATIONS
THREE MONTHS ENDED JUNE 30, 2003 VERSUS
THREE MONTHS ENDED JUNE 30, 2002

     Total revenue for the second quarter of 2003 was $62.4 million, an increase of $3.7 million, or 6.3%, compared to second quarter of 2002. Revenue from Guest Pay interactive services increased $4.8 million, or 8.5%, resulting from a 6.9% increase in average rooms in operation. Revenue per room increased 1.5% to $22.75 per month in the second quarter of 2003 from $22.42 per month in the second quarter of 2002. Per room revenue from movies decreased 2.6% from $18.20 per month in the second quarter of 2002 to $17.73 in the current year due to a 230 basis point or 3.4% decrease in occupancy levels. Guest Pay revenue per room from other interactive services increased 19.0%, from $4.22 per month in the second quarter of 2002 to $5.02 in the current year quarter, due to the continued expansion of revenue from TV Internet, TV On-Demand, digital music, cable television programming services, and other interactive TV services available with the digital system, which was deployed in an additional 139,000 rooms as compared to the second quarter of 2002.

     Gross profit increased 2.2% to $34.5 million in the second quarter of 2003 compared to $33.8 million in the second quarter of 2002. The overall gross profit margin decreased to 55.2% in the current quarter compared to 57.5% in the prior year quarter. The decrease was attributable to increased number of sites with the TV Internet service, programming costs and hotel commissions.

     Guest Pay operations expenses were $7.8 million, in the second quarter of 2003, an increase of 4.5% compared to the year earlier quarter. The increase was primarily due to the 6.9% increase in average rooms in operation, offset in part by greater operating efficiencies. As a percentage of revenue, Guest Pay operations expenses decreased to 12.5% in the second quarter of 2003 compared to 12.7% in the year earlier period. Per average installed room, Guest Pay operations expenses decreased to $2.91 per month in the second quarter of 2003 compared to $2.98 per month in the prior year quarter.

LodgeNet Q2 2003 Earnings 3-3-3-3

     Selling, general and administrative expenses were $4.9 million, a level $79,000 below that of the second quarter of 2002. For the quarter, SG&A was 7.8% of revenue compared to 8.4% for the second quarter of 2002. Per average guest pay room, SG&A expenses decreased to $1.82 per month in the second quarter of 2003 compared to $1.98 per month in the prior year quarter. The decrease was attributable to reductions in professional fees partially offset by increases in research and development and payroll-related expenses.

     Depreciation and amortization expenses increased 4.4% to $19.7 million in the current year quarter versus $18.9 million in the second quarter of 2002. The increase was primarily due to the 6.9% increase in average rooms in operation and the amortization of intangibles and distribution rights acquired in August 2002. As a percentage of revenue, depreciation and amortization decreased from 32.2% in the second quarter of 2002 to 31.6% in the second quarter of 2003.

     As a result of factors previously described, the Company generated operating income of $2.1 million in the second quarter of 2003 compared to operating income of $2.4 million in the year earlier quarter. Operating income exclusive of depreciation and amortization equaled $21.8 million this year compared to $21.3 million last year in the second quarter. The Company’s net loss was $13.3 million as compared to $5.7 million in the year earlier quarter, primarily attributed to a $7.1 million cost related to the early retirement of the Company’s 10.25% Senior Notes in June 2003.

2003 Outlook

     With regard to financial results for the third quarter of 2003, LodgeNet expects to report revenue of between $66.0 million and $69.0 million, resulting in $2.7 to $4.2 million in operating income. Operating income exclusive of depreciation and amortization is expected to be $22.5 to $24.0 million during the quarter. This outlook is based on the assumption of occupancy rates ranging from a plus or minus 100 basis point change versus the same period in 2002. Loss per share estimates are $(0.51) to $(0.39) for the third quarter of 2003. With respect to the calendar year 2003, LodgeNet expects to report revenue in a range from $254.0 million to $260.0 million and operating income from $6.9 million to $9.9 million. Operating income exclusive of depreciation and amortization is expected to be $86.0 to $89.0 million. Loss per share estimates are $(2.82) to $(2.58) for the full year 2003. This outlook is based on the assumption of occupancy rates ranging from a plus or minus 50 basis points of the full calendar year occupancy rate for 2002.

     The Company will hold a conference call on Wednesday, July 16, 2003 at 4:00pm CST. The call is being webcast live over the Internet via ECI at http://www.calleci.com/ecidev/new_ECIsite/conference/pub_cs.jsp. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotels and guest rooms than any other provider in the world. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to 960,000 rooms (including more than 900,000 interactive guest pay rooms) in more than 5,700 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and are subject to risks, uncertainties, and other factors that could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed in the foregoing sections, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, competition, programming availability and quality, technological developments, developmental difficulties and delays, relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

(See attached financial and operational tables)

LodgeNet Q2 2003 Earnings 4-4-4-4

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
 (Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$3,682	$1,107
Restricted cash	32,653	—
Accounts receivable, net	29,251	28,373
Prepaid expenses and other	3,380	3,772

Total current assets	68,966	33,252
Property and equipment, net	237,065	243,656
Debt issuance costs, net	11,738	7,443
Intangible assets, net	10,459	12,042
Other assets	2,483	1,691

	$330,711	$298,084

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable	$19,569	$12,812
Current maturities of long-term debt	8,647	9,320
Senior notes payable	32,030	—
Accrued expenses	11,709	12,977
Deferred revenue	3,407	3,371

Total current liabilities	75,362	38,480
Long-term debt	359,704	344,470
Other long-term liability	4,995	4,995
Derivative instruments	11,502	11,443

Total liabilities	451,563	399,388

Commitments and contingencies
Stockholders’ equity (deficiency):
Common stock, $.01 par value, 50,000,000 shares authorized; 12,431,349 and 12,431,149 shares outstanding at June 30, 2003 and December 31, 2002, respectively	124	124
Additional paid-in capital	153,515	153,363
Accumulated deficit	(263,190)	(241,515)
Accumulated other comprehensive loss	(11,301)	(13,276)

Total stockholders’ equity (deficiency)	(120,852)	(101,304)

	$330,711	$298,084

LodgeNet Q2 2003 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
 (Dollar amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues:
Guest Pay	$60,950	$56,181	$118,817	$108,818
Other	1,454	2,520	3,233	4,892

Total revenues	62,404	58,701	122,050	113,710

Direct costs:
Guest Pay	27,302	23,559	53,046	44,733
Other	629	1,396	1,481	2,678

Total direct costs (exclusive of other operating expenses shown separately below)	27,931	24,955	54,527	47,411

Gross profit (exclusive of other operating expenses shown separately below)	34,473	33,746	67,523	66,299

Operating expenses:
Guest Pay operations	7,803	7,468	15,426	14,460
Selling, general and administrative	4,881	4,960	10,296	10,720
Depreciation and amortization	19,733	18,899	39,710	37,292

Total operating expenses	32,417	31,327	65,432	62,472

Operating income	2,056	2,419	2,091	3,827
Investment gains	7	546	7	826
Loss on early retirement of debt	(7,061)	—	(7,061)	—
Interest expense	(8,627)	(8,275)	(17,016)	(16,401)
Other income (expense), net	485	(221)	549	(323)

Loss before income taxes	(13,140)	(5,531)	(21,430)	(12,071)
Provision for income taxes	(116)	(170)	(245)	(294)

Net loss	$(13,256)	$(5,701)	$(21,675)	$(12,365)

Net loss per common share (basic and diluted)	$(1.07)	$(0.46)	$(1.74)	$(1.00)

Weighted average shares outstanding	12,431,214	12,381,234	12,431,182	12,341,323

LodgeNet Q2 2003 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
 (Dollar amounts in thousands)

	Six Months Ended
	June 30,

	2003	2002

Operating activities:
Net loss	$(21,675)	$(12,365)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,710	37,292
Investment (gains)	(7)	(826)
Loss on early retirement of debt, less cash portion	2,477	—
Change in operating assets and liabilities:
Accounts receivable	(665)	(6,685)
Prepaid expenses	416	(878)
Accounts payable	6,699	1,770
Accrued expenses and deferred revenue	(1,378)	312
Other	184	(48)

Net cash provided by operating activities	25,761	18,572

Investing activities:
Property and equipment additions	(28,056)	(37,265)
Note receivable advances	(1,000)	—
Proceeds from affiliates, net	7	1,360

Net cash used for investing activities	(29,049)	(35,905)

Financing activities:
Proceeds from long-term debt	200,000	—
Repayment of long-term debt	(119,521)	(771)
Borrowings under revolving credit facility	9,000	20,000
Repayments of revolving credit facility	(43,000)	(3,000)
Repayment of capital lease obligations	(487)	(302)
Restricted cash	(32,653)	—
Debt issuance costs	(7,740)	—
Exercise of stock options	2	973

Net cash provided by financing activities	5,601	16,900

Effect of exchange rates on cash	262	58

Increase (decrease) in cash and cash equivalents	2,575	(375)
Cash and cash equivalents at beginning of period	1,107	1,528

Cash and cash equivalents at end of period	$3,682	$1,153

Supplemental cash flow information:
Cash paid for interest	$16,539	$16,226

LodgeNet Q2 2003 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries
Five Quarter Summary

	2nd Qtr '03	1st Qtr '03	4th Qtr '02	3rd Qtr '02	2nd Qtr '02

Room Base Statistics
Total Rooms Served [1]	971,503	962,852	952,673	939,062	929,696
Total Guest Pay Interactive Rooms [2]	899,773	889,776	876,348	863,777	847,380
Total Digital Rooms [3]	323,685	297,592	265,097	226,475	184,554
Percent of Total GP Interactive Rooms	36.0%	33.4%	30.3%	26.2%	21.8%
Guest Pay Per Room Statistics (per month)
Movie Revenue	$17.73	$17.12	$16.84	$18.98	$18.20
Other Interactive Service Revenue	5.02	4.77	4.65	4.99	4.22

Total Guest Pay Revenue Per Room	$22.75	$21.89	$21.49	$23.97	$22.42
Guest Pay Operations Expense	$2.91	$2.88	$3.08	$3.01	$2.98
Summary Operating Results
(Dollar amounts in thousands)
Total Revenue	$62,404	$59,646	$57,621	$63,660	$58,701
Gross Profit (exclusive of other	$34,473	$33,050	$32,030	$35,879	$33,746
operating expenses)
Operating Income (exclusive of	$21,789	$20,012	$18,325	$22,450	$21,318
Depreciation and Amortization)
Operating Income (Loss)	$2,056	$35	$(1,060)	$3,209	$2,419
Loss on Early Retirement of Debt	$(7,061)	—	—	—	—
Net Loss	$(13,256)	$(8,419)	$(11,248)	$(5,512)	$(5,701)
Cash Provided by Operating Activities	$8,192	$17,569	$4,400	$20,797	$7,353
Property and Equipment Additions	$11,876	$16,180	$15,141	$19,709	$18,448
Gross Profit Margin	55.2%	55.4%	55.6%	56.4%	57.5%
SG&A as Percent of Total Revenue	7.8%	9.1%	9.8%	9.0%	8.4%
Operating Income (Loss) Margin	3.3%	0.1%	(1.8)%	5.0%	4.1%

[1] Total rooms served represents rooms receiving one or more of the Company’s services including rooms served by international licensees.

[2] Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services. This number represents domestic Guest Pay Interactive Rooms.

[3] Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.